EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Corrections Corporation of America 2008 Stock Incentive Plan of our reports dated February 22, 2007, with respect to the consolidated financial statements of Corrections Corporation of America included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Corrections Corporation of America management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Corrections Corporation of America, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Nashville, Tennessee
May 15, 2007